Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

among

BASF AKTIENGESELLSCHAFT,

IRON ACQUISITION CORPORATION

and

ENGELHARD CORPORATION

Dated as of May 30, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 30, 2006, is made by and among BASF AKTIENGESELLSCHAFT, a stock corporation organized under the laws of the Federal Republic of Germany (“Parent”), IRON ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ENGELHARD CORPORATION, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in Section 9.03.

WHEREAS, Merger Sub has commenced a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share of the Company, including the associated Series A Junior Participating Preferred Stock Purchase Rights (collectively, the “Company Common Stock”) for a price of $39.00 per share of Company Common Stock (such amount or any greater amount per share of Company Common Stock paid pursuant to the Offer, the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has, on the terms and subject to the conditions set forth herein, approved the Offer and adopted this Agreement, and is recommending that the Company’s stockholders accept the Offer, tender their shares of Company Common Stock to Merger Sub and approve this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01                    The Offer.

(a)                                  Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable and in any event within one Business Day following the date hereof (or such later date as the parties may mutually agree in writing), Merger Sub (i) shall amend the Offer to reflect the execution of this Agreement, (ii) shall file an amendment to its Schedule TO, which amendment shall include an amended offer to purchase, form of transmittal letter, form of notice of guaranteed delivery and all other necessary documents and exhibits with the Securities and Exchange Commission (the “SEC”) and make all deliveries, filings, publications, mailings and telephonic notices required to be made in connection with the Offer under the Federal securities laws, including Regulations 14D and 14E of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) (such documents filed or required to be filed with the SEC and such other filings, deliveries, mailings and notices, collectively and together with any amendments, exhibits or supplements thereto, the “Offer Documents”) and (iii) shall use its reasonable best efforts to consummate the Offer. Parent will cause Merger Sub to accept for payment and pay for any shares of Company Common Stock tendered pursuant to the Offer, subject only to the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock that, when added to the shares of Company Common Stock already owned by Parent or any of its Subsidiaries, would constitute at least a majority of the shares of Company Common Stock outstanding determined on a Fully Diluted Basis on the date of expiration of the Offer (the “Minimum Condition”) and to the other conditions set forth in Annex I hereto (together with the Minimum Condition, collectively, the “Tender Offer Conditions”).

(b)                                 Without the prior written consent of the Company, Merger Sub shall not (and Parent shall cause Merger Sub not to) decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in a manner that is adverse to the holders of shares of Company Common Stock, except as provided in this Agreement. The Offer shall remain open until the date that is five Business Days after the amendment of the Offer (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended as may be required by applicable Law or in accordance with the immediately following sentence, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that Merger Sub may (or, at the Company’s option, if at least 80% of the outstanding shares of Company Common Stock on a Fully Diluted Basis have been tendered and accepted for payment by Merger Sub, shall) provide for a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act (including the obligations that Merger Sub immediately accept and promptly pay for all shares of Company Common Stock tendered during the initial offering period and immediately accept and promptly pay for any shares of Company Common Stock tendered during such subsequent offering period). If, at any Expiration Date, any of the Tender Offer Conditions are not satisfied or waived by Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer from time to time, each such extension not to exceed such number of days that Merger Sub reasonably believes is necessary to cause the Tender Offer Conditions to be satisfied (but in any event not more than 15 Business Days for all such extensions, unless, in each case, the parties shall otherwise mutually agree in writing). Under no circumstances shall Parent or Merger Sub waive the Minimum Condition. Subject to the terms of the Offer and this Agreement and the satisfaction of the Tender Offer Conditions as of any Expiration Date, including the Minimum Condition, Parent will cause Merger Sub to accept for payment and pay for any and all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after such Expiration Date, regardless of the number of shares of Company Common Stock tendered in the Offer (such date as Merger Sub shall be obligated to accept for payment any and all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer, the “Acceptance Date”). For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Merger Sub shall not (and Parent shall cause Merger Sub not to) accept for payment any shares of Company Common Stock tendered pursuant to the Offer unless the Minimum Condition shall have been satisfied.

(c)                                  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable Federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents in advance of their filing with the SEC and dissemination to stockholders of the Company. Parent and Merger Sub shall provide to the Company and its counsel copies in writing of any comments and shall inform the Company of any oral comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

SECTION 1.02                    Company Actions.

(a)                                  The Company shall, after affording Parent and its counsel a reasonable opportunity to review and comment thereon, file with the SEC, as promptly as practicable on the date of the filing by Parent and Merger Sub of the Offer Documents, an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with the existing statement and any subsequent amendments or supplements thereto, the “Schedule 14D-9”) reflecting the recommendation of the Company’s Board of Directors that holders of shares of Company Common Stock tender their shares into the Offer, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth that the Company’s Board of Directors has (i) determined by unanimous vote of all its members that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger and this Agreement in accordance with the Delaware General Corporation Law (“DGCL”) and (iii) recommended acceptance and approval of the Offer and adoption of this Agreement by the Company’s stockholders; provided, however, that Parent and Merger Sub agree that such recommendations and the Schedule 14D-9 may be modified in a manner adverse to Parent and Merger Sub or withdrawn after the date hereof if, but only if, after consultation with its outside counsel, the Board of Directors determines that such action is advisable in connection with its fiduciary duties under applicable Law.

(b)                                 Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable Federal securities Laws. The Company shall provide to Parent and its counsel copies in writing of any comments and shall inform Parent of any oral comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

(c)                                  In connection with the Offer, the Company will promptly furnish Merger Sub with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Company Common Stock as of the most recent practicable date and shall furnish Merger Sub with such additional available information (including, but not limited to, updated lists of holders of the Company Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Merger Sub and their Affiliates, associates, agents and advisors shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will destroy all copies of such information then in their possession.

SECTION 1.03                    Directors.

(a)                                  Promptly upon the purchase of and payment for any shares of Company Common Stock by Merger Sub pursuant to the Offer which represent at least a majority of the shares of Company Common Stock outstanding on a Fully Diluted Basis and at all times thereafter and subject to Section 1.03(b), Merger Sub shall be entitled to elect such number of directors, rounded up to the next whole number, on the Company’s Board of Directors as is equal to the product of the total number of directors on the Company’s Board of Directors (giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Merger Sub and any of its Affiliates bears to the total number of shares of Company Common Stock then outstanding (such directors which Merger Sub is entitled to elect pursuant to this sentence, the “Merger Sub Designees”). The Company shall, upon Merger Sub’s request at any time following the purchase of and payment for shares of Company Common Stock pursuant to the Offer which represent at least a majority of the shares of Company Common Stock outstanding on a Fully Diluted Basis, take such reasonable actions, including promptly filling vacancies or newly created directorships on the Company’s Board of Directors, promptly increasing the size of the Company’s Board of Directors and/or promptly requesting the resignations of such number of its incumbent directors as are necessary to enable the Merger Sub Designees to be so elected or designated to the Company’s Board of Directors, and shall use its best efforts to cause the Merger Sub Designees to be so elected or designated at such time. The Company’s obligations under this Section 1.03(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03(a), including mailing to stockholders the information required by Section 14(f) and Rule 14f-1 as is necessary to enable the Merger Sub Designees to be elected or designated to the Company’s Board of Directors. Merger Sub shall supply the Company with, and be solely responsible for, information with respect to the Merger Sub Designees and Parent’s and Merger Sub’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1.

(b)                                 In the event that Merger Sub’s designees are elected or designated to the Company’s Board of Directors pursuant to Section 1.03(a), then, until the Effective Time, the Company and Parent shall cause the Company’s Board of Directors to maintain as directors two directors who are members of the Company’s Board of Directors on the date hereof (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the remaining Continuing Director shall be entitled to elect or designate another person to fill such vacancy, and such person shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate two persons to fill such vacancies and such persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything to the contrary contained herein, neither Parent nor Merger Sub shall take any action to cause any Continuing Director to be removed for cause. Notwithstanding anything in this Agreement to the contrary, the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Board of Directors or the stockholders of the Company as may be required by the Restated Certificate of Incorporation of the Company (as amended, the “Company Articles”), the bylaws of the Company (as amended, the “Company Bylaws,” and together with the Company Articles, the “Company Governing Documents”) or applicable Law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, (iii) to amend the Company Governing Documents or (iv) to take any other action of the Company’s Board of Directors under or in connection with this Agreement. The Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as determined appropriate by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

SECTION 1.04                    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 1.05                    Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

SECTION 1.06                    Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.07                    Effects of the Merger. The Merger shall have the effects set forth in Section 2.01 below and in the DGCL (including in Section 259 of the DGCL).

SECTION 1.08                    Certificate of Incorporation and Bylaws.

(a)                                  The Company Articles shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows:  “The name of the corporation is Engelhard Corporation.”

(b)                                 The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.09                    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.10                    Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, such officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations

SECTION 2.01                    Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)                                  Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving

Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)                                 Cancellation of Stock. Each share of Company Common Stock held by the Company as treasury stock (other than shares, if any, in any Employee Benefit Plans) or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no payment shall be made with respect thereto.

(c)                                  Company Common Stock; Determination of Merger Consideration. Each share of Company Common Stock outstanding as of the Effective Time (other than the Dissent Shares and shares cancelled pursuant to Section 2.01(b) and excluding shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned direct or indirect Subsidiary of Parent), by virtue of the Merger, shall be converted into a right to receive the Offer Price in cash, without interest, less the per share amount of any dividend that has, after the date hereof and prior to the Effective Time, been paid to, or become payable to, holders of Company Common Stock by the Company (the “Per Share Merger Consideration,” the aggregate amount in cash into which all shares of Company Common Stock may be converted pursuant to this Section 2.01, the “Aggregate Merger Consideration”).

(d)                                 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time, that are not held by Parent, Merger Sub or any other wholly owned direct or indirect Subsidiary of Parent, and that are held by any Person who is entitled to dissent from the Merger pursuant to Section 262 of the DGCL (the “Dissenters’ Rights Statute”), who did not vote in favor of the Merger or consent thereto in writing and who complies in all other respects with the Dissenters’ Rights Statute (such shares, “Dissent Shares”) shall not be converted into a right to receive the Per Share Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair value of such Dissent Shares in accordance with the Dissenters’ Rights Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair value under the Dissenters’ Rights Statute, then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Per Share Merger Consideration, without interest, as provided in Section 2.01(c). The Company shall give prompt notice to Parent of any written demands and any other instruments served pursuant to the Dissenters’ Rights Statute received by the Company relating to rights of appraisal under the Dissenters’ Rights Statute, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissent Shares who becomes entitled to payment for such shares pursuant to the Dissenters’ Rights Statute shall receive payment therefor from the Surviving Corporation in accordance with the Dissenters’ Rights Statute.

SECTION 2.02                    Payment to Company Stockholders.

(a)                                  Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Common Stock (the “Certificates”) or (ii) uncertificated Company Common Stock (the “Uncertificated Shares”). At the Effective Time, Parent shall deposit with the Exchange Agent an amount in immediately available funds equal to the Aggregate Merger Consideration to be paid in respect of all of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)                                 Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration, without interest, payable for each Company Common Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)                                  If any portion of the applicable Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                                 After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)                                  Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.02(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of such Company Common Stock without any interest thereon.

Notwithstanding the foregoing, Parent, the Surviving Corporation and the Exchange Agent shall not be liable to any holder of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)                                    Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.02(a) to pay for Company Common Stock, for which dissenters’ rights have been perfected and have not been withdrawn or lost 30 days after the Effective Time, shall be returned to Parent, upon demand.

(g)                                 Notwithstanding anything to the contrary contained herein, the Exchange Agent, Parent or the Company shall be entitled to deduct and withhold from the consideration otherwise payable (i) to any holder of shares of Company Common Stock pursuant to this Agreement, (ii) to any Person designated to receive Merger Consideration pursuant to Section 2.02(c) or (iii) to any Person pursuant to Section 2.03 hereof such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax Law; provided, that no amount shall be withheld or deducted under any provisions of foreign tax Law, except to the extent that a person is subject to such withholding or deduction as a result of a connection between such person and the foreign jurisdiction that imposes such withholding or deduction (other than a connection arising solely from the receipt of consideration pursuant to this Agreement). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Exchange Agent, Parent or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

SECTION 2.03                    Treatment of Options, Restricted Stock and other Equity Awards.

(a)                                  Upon the consummation of the Offer, each employee and director stock option to purchase Company Common Stock outstanding under any stock option or compensation plan or arrangement of the Company shall, with no action on the part of the Company or holder thereof, become fully vested. At or immediately prior to the Effective Time, the Company will cause any necessary action to be taken to cause each such stock option to be canceled and the Company shall pay each holder of any such option, at the Effective Time, for each such option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

(b)                                 Upon the consummation of the Offer, each share of Company Common Stock subject to restrictions on transfer and/or forfeiture outstanding under any stock or compensation plan or arrangement of the Company shall, with no action on the part of the Company or holder thereof, become fully vested. In addition, upon consummation of the Offer, the Company will cause any necessary action to be taken to cause each restricted stock unit and each other deferred right to receive in the future shares or cash measured in reference to shares of

Company Common Stock granted pursuant to the Company’s deferred compensation plans to vest and the maximum amount of shares of Company Common Stock deliverable thereunder will be delivered as provided in the applicable plan pertaining thereto.

(c)                                  Prior to the Effective Time, the Company shall take all necessary action (i) such that the disposition by each member of the Board of Directors and each employee of the Company that is subject to Section 16 of the Exchange Act of Company Common Stock, options to purchase Company Common Stock, restricted stock units and other deferred rights to receive shares or cash measured in reference to shares of Company Common Stock, in each case, pursuant to the transactions contemplated by this Agreement, shall be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) in order to give effect to the transactions contemplated by Sections 2.03(a) and 2.03(b).

SECTION 2.04                    Adjustments.

If, during the period between the date hereof and the Effective Time, any change in the outstanding Company Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination or exchange of Company Common Stock, or stock dividend thereon with a record date during such period or issuer tender or exchange offer or similar transaction (excluding any such change as a result of any exercise of options outstanding as of the date hereof to purchase Company Common Stock granted under the Company’s stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

SECTION 2.05                    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Stock represented by such Certificate, as contemplated by this Article II.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure schedule of the Company attached to this Agreement (the “Company Disclosure Schedule”) and except as the Company has disclosed in public filings made prior to the date hereof with the SEC, the Company represents and warrants to Parent and Merger Sub that:

SECTION 3.01                    Organization, Standing and Corporate Power.

(a)                                  The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

(b)                                 Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  The Company has made available to Parent complete and correct copies of the Company Articles and Company Bylaws, each as amended to the date hereof. There have been no amendments to the Certificate of Incorporation and Bylaws or other similar documents of each Significant Subsidiary of the Company that had previously been made available to Parent since such time as they were made available to Parent.

SECTION 3.02                    Significant Subsidiaries. Each “significant subsidiary” of the Company (as defined in Rule 1-02 of Regulation S-X of the SEC) (such Subsidiaries of the Company, the “Significant Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority to own, operate and lease its properties and to carry on its business as now being conducted, except where the failure to have such power and authority or good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests, other than, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. There are no stock appreciation rights, stock options, “phantom” stock, profit participation or similar rights outstanding with respect to the capital stock of any direct or indirect Significant Subsidiary of the Company.

SECTION 3.03                    Capital Structure. The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, without par value (the “Company Preferred Stock”). As of May 25, 2006, (a) 124,080,451 shares of Company Common Stock (including the associated Series A Junior Participating Preferred Stock Purchase Rights) were issued and outstanding, (b) 23,212,490 shares of Company Common Stock were held by the Company in its treasury, (c) 7,430,419 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock granted pursuant to the Company’s 2002 Long-Term Incentive Plan, the Stock Option Plan of 1999 for Certain Key Employees, the Company’s Stock Option Plan of 1991 and the Directors Stock Option Plan, (d) restricted stock units to acquire 21,470 shares of Company Common Stock were issued and outstanding granted pursuant to the Company’s 2002 Long Term Incentive Plan, (e) 154,657 shares of Company Common Stock had been awarded under, and remain subject to, the Company’s deferred compensation plans for directors and (f) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights. There are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Significant

Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Significant Subsidiaries or (B) any warrants, calls, options, subscriptions or other rights, agreements or commitments to acquire from the Company or any of its Significant Subsidiaries, or any obligation of the Company or any of its Significant Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Significant Subsidiaries (each, a “Company Option”). Neither the Company nor any of its Significant Subsidiaries (i) has any obligation to repurchase, redeem or otherwise acquire the securities described in the preceding sentence or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or (ii) is a party to any voting agreement or proxy with respect to the voting of any such securities.

SECTION 3.04                    Authority; Noncontravention.

(a)                                  The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, other than the Stockholder Approval, on the part of the Company, and no other corporate proceedings, other than the Stockholder Approval, on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect). The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) resolving that the adoption of this Agreement be submitted to the stockholders of the Company, but subject to Section 5.02 hereof and (iii) recommending that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and adopt this Agreement (the “Company Board Recommendation”). The affirmative vote (or written consent in lieu thereof) of the holders of a majority of the outstanding Company Common Stock (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.

(b)                                 The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, (i) the Company Governing Documents, (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise, contract, agreement or other instrument to which the Company or any Significant Subsidiary is a party or by which any of them or their respective properties or assets is bound or affected or (iii) subject to the Stockholder Approval and the governmental filings and other matters referred to in Section 3.05 hereof, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clause (ii), any such conflicts, consents, waivers, approvals, authorizations, violations, breaches, defaults, rights or losses that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  The Board of Directors of the Company has taken all action necessary to render Article 7 of the Company Articles inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby. The Company has made available to Parent a complete and correct copy of the Company Rights Agreement, including all current and proposed amendments and exhibits thereto. The Company has duly executed an amendment to the Company Rights Agreement, as described herein, and the Board of Directors of the Company has duly adopted a resolution to irrevocably amend the Company Rights Agreement to provide that: (i) a Distribution Date (as defined in the Company Rights Agreement) shall not occur, the Rights (as defined in the Company Rights Agreement) shall not separate (to the extent the Company Rights Agreement otherwise provides for such separation) or become exercisable and neither Parent nor Merger Sub shall become an Acquiring Person (as defined in the Company Rights Agreement) as a result of the execution or delivery of this Agreement by Parent or Merger Sub, the public announcement of such execution and delivery or, provided that this Agreement shall not have been terminated in accordance with Section 8.01 hereof and subject to the terms of this Agreement, the public announcement or the commencement of the Offer or the consummation of the Offer and (ii) the Rights shall cease to be exercisable and the Company Rights Agreement shall terminate after the consummation of the Offer in accordance with the terms thereof and the terms and conditions hereof, including the acceptance for payment of, and the payment for all shares of Company Common Stock tendered pursuant to the Offer.

SECTION 3.05                    Governmental Approvals and Consents. No consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority, whether Federal, state, local or foreign (each, a “Governmental Authority”) is required with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) any consent, waiver, approval, order, license, permit, authorization, action, registration, declaration, filing or notification, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (c) any filings made or approvals received prior to the date hereof.

SECTION 3.06                    Company Documents.

(a)                                  Since January 1, 2004, the Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it with the SEC or the New York Stock Exchange (the “NYSE”)

(such documents, as they have been amended since the respective time of their filing, the “Company Documents”). As of their respective dates, the Company Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, the Exchange Act or the Laws of any such jurisdiction, as the case may be, and the rules and regulations promulgated thereunder applicable to such Company Documents, and, as of their respective dates, or, if amended, the date of such amendment, none of the Company Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that, if the Company amends any of the Company Documents, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter. No Subsidiary is required to file any form, report or other document with the SEC.

(b)                                 The financial statements of the Company included in the Company Documents were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), as then in effect, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q) and fairly presented in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and any other adjustments described therein).

(c)                                  The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any applicable Company Document.

SECTION 3.07                    Absence of Certain Changes or Events. Except for actions undertaken in connection with this Agreement and the transactions contemplated hereby, since May 1, 2006 (a) there have not been any events, circumstances or other occurrences that, individually or in the aggregate, have had a Company Material Adverse Effect and (b) none of the Company or any Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 5.01 hereof (not including Section 5.01(c), sales with respect to Section 5.01(e)(i)(A) in an aggregate amount of less than $1,000,000, Section 5.01(e)(ii), Section 5.01(f) and Section 5.01(g)).

SECTION 3.08                    Employee Benefits.

(a)                                  Section 3.08(a) of the Company Disclosure Schedule sets forth each Employee Benefit Plan under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (i) any employee of the Company or its Subsidiaries may become entitled to severance pay or any other payment, except as expressly provided in this Agreement or (ii) any compensation due any such employee from the Company or its Subsidiaries may be increased or the time of payment or vesting may become accelerated.

(b)                                 Except in the ordinary course of business consistent with past practice, since December 1, 2005, none of the Company or any Subsidiary has (i) granted to any director or executive officer of the Company (A) any increase in compensation, bonus or other benefits or (B) any increase in severance or termination pay, in each case except as required by any employment, severance or termination agreement in effect as of the date hereof, (ii) amended any provision of any Employee Benefit Plan or (iii) adopted or entered into any arrangement that would be an Employee Benefit Plan, except (A) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date hereof that are required or (B) to the extent required to comply with applicable Law.

SECTION 3.09                    Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. and J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Merrill Lynch & Co. and J.P. Morgan Securities Inc. pursuant to which such firms would be entitled to any payment relating to the transactions contemplated by this Agreement.

SECTION 3.10                    Fairness Opinions. Merrill Lynch & Co. and J.P. Morgan Securities Inc. have each delivered to the Board of Directors of the Company an opinion, which will be confirmed promptly in writing, to the effect that, as of the date hereof, on the basis of and subject to the assumptions set forth therein, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to each of the Offer and the Merger is fair to such holders of Company Common Stock from a financial point of view.

SECTION 3.11                    Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable Federal securities Laws and will not when filed with the SEC or distributed or disseminated to the Company’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in Schedule 14D-9 based on the information furnished by or on behalf of Parent or Merger Sub for inclusion therein; and provided that, if the Company amends the Schedule 14D-9, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter.

SECTION 3.12                    Sole Representations and Warranties.

(a)                                  Except for the representations and warranties contained in this Article III, none of the Company, or its Affiliates or their respective officers, directors, employees, agents, advisors or representatives, or any other Person makes any express or implied, whether oral or written, representation or warranty on behalf of the Company, and the Company hereby disclaims any such representation or warranty whether by the Company, or its Affiliates, or their respective officers, directors, employees, agents, advisors or representatives or by any other Person.

(b)                                 In particular, without limiting the foregoing disclaimer, none of the following shall be deemed to constitute a representation or warranty of any Person referred to in paragraph (a) of this Section 3.12:  (i) any information set forth in any documents distributed to any Person in connection with the proposed sale of the Company; (ii) any financial projection or forecast relating to the Company; or (iii) any oral or written information presented to Parent, Merger Sub, their Affiliates or advisors during any management presentation, including any question and answer session thereto or due diligence process. With respect to any projection or forecast delivered by or on behalf of the Company to Parent, Merger Sub, their Affiliates or advisors, Parent and Merger Sub acknowledge that (A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) each is familiar with such uncertainties, (C) each is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (D) each shall have no claim against any Person with respect thereto other than a claim for fraud.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company:

SECTION 4.01                    Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

SECTION 4.02                    Authority; Noncontravention.

(a)                                  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).

(b)                                 The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under (i) the organizational documents of Parent and Merger Sub, (ii) any contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.03, any Law applicable to Parent or Merger Sub or their respective properties or other assets other than, in the case of clause (ii) or (iii), any such violations, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.03                    Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) any consent, approval, order, authorization, action, regulation, declaration or filing that has been obtained prior to the date hereof or that, individually or in the aggregate, would prevent or materially delay consummation of any transaction contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.04                    Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Lehman Brothers, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.05                    Financial Capacity. Parent has, and as of the Acceptance Date and as of the Effective Time, will have sufficient funds to consummate the transactions contemplated by this Agreement.

SECTION 4.06                    Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable Federal securities Laws and the rules and regulations thereunder.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01                    Conduct of Business. During the period from the date hereof to the Acceptance Date, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice. The Company shall, and shall cause each of its Subsidiaries to, use their respective reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of their respective present officers and key employees and to preserve the goodwill of those having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, during the period from the date hereof to the Acceptance Date, except as provided in Section 5.01 of the Company Disclosure Schedule or as contemplated by this Agreement or as required by Law, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(a)                                  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent in the ordinary course of business consistent with past practice and (B) the Company’s quarterly dividend to be paid on June 30, 2006 to its stockholders of record as of June 15, 2006 in the amount of $0.12 per share of Company Common Stock or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(b)                                 issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units other than shares issued pursuant to option exercise or settlement of stock-based awards, in each case outstanding as of the date hereof (including issuances of shares pursuant to employee stock ownership programs to the extent such shares are issued from treasury shares);

(c)                                  amend the Company Governing Documents or the comparable charter or organizational documents of any of its Subsidiaries;

(d)                                 acquire in any manner any assets of any Third Party, except for (i) acquisitions of properties, inventory or other assets in the ordinary course of business consistent with past practice and (ii) pursuant to contracts existing as of the date hereof and described in Section 5.01 of the Company Disclosure Schedule;

(e)                                  (i) sell, transfer, pledge, guarantee, lease, license, mortgage, sell and leaseback or otherwise subject to any Lien or otherwise dispose of any of its properties or other assets to a Third Party, except for (A) sales of properties, inventory or other assets in the ordinary course of business consistent with past practice and (B) pursuant to contracts existing as of the date hereof and described in Section 5.01 of the Company Disclosure Schedule; (ii) incur, assume or modify any indebtedness for money borrowed or guarantee thereof, including capitalized lease obligations, except for drawdowns or borrowings under the credit facilities of the Company in effect on the date hereof in the ordinary course of business consistent with past practice and in an amount not to exceed (A) $30,000,000 in the aggregate in connection with the operations of the Company, other than operations of the materials services business and other than to pay the estimated expenses described by the Company to Parent prior to the date hereof and (B) $75,000,000 in the aggregate in connection with the operations of the materials services business; or (iii) redeem, purchase or otherwise acquire directly or indirectly, by repurchase or otherwise any shares of the capital stock of the Company or any Subsidiary except (A) for shares acquired by the Company from the holder of a stock option or other stock-based award in satisfaction of the exercise price of a stock option or Taxes or withholding obligations in case of a stock-based award in each case outstanding as of the date hereof, (B) for shares acquired in the open market for the benefit of any employee stock plan in the ordinary course of business consistent with past practice or (C) as contemplated by this Agreement;

(f)                                    grant to any director or officer of the Company or any of its Subsidiaries (i) any increase in compensation, bonus or other benefits or (ii) any increase in severance or termination pay, in each case except as required by any employment, severance or termination agreement in effect as of the date hereof;

(g)                                 (i) amend any provision of any Employee Benefit Plan or (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan, except (A) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date hereof or (B) to the extent required to comply with applicable Law;

(h)                                 change any of the Company’s accounting methods or principles, except as required by GAAP or applicable Law;

(i)                                     commence or settle (i) any suit, action or proceeding relating to the transactions contemplated by this Agreement or (ii) any other suit, action or proceeding involving payments by or to the Company or any of its Subsidiaries in excess of $2,000,000; or

(j)                                     authorize any of, or commit, propose or agree to take any of, the foregoing actions.

SECTION 5.02                    Action by Written Consent.

(a)                                  The Company shall use its best efforts to prepare an information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the Exchange Act, including Regulation 14C thereof (such information statement, the “Information Statement”) and respond promptly to any comments made by the SEC with respect to the Information Statement and cause the Information Statement to be mailed to its stockholders.

(b)                                 As soon as practicable following the purchase of and payment for a majority of the outstanding shares of Company Common Stock on a Fully Diluted Basis by Merger Sub in connection with the Offer, Merger Sub shall deliver its consent, representing a majority of the outstanding shares of Company Common Stock on a Fully Diluted Basis, to approve the Merger by written consent in lieu of a meeting in accordance with Section 288 of the DGCL.

(c)                                  Notwithstanding Section 5.02(a), but subject to Article VII hereof, in the event that Parent, Merger Sub or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Company Common Stock following the completion of the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Company Common Stock by Merger Sub pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE VI

Additional Agreements

SECTION 6.01                    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority with respect to the transactions contemplated hereunder, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

SECTION 6.02                    Indemnification, Exculpation and Insurance.

(a)                                  Parent agrees that the Surviving Corporation shall, and shall cause the Surviving Corporation to, perform all of the obligations of the Surviving Corporation with respect to all rights of the individuals who on or prior to the Effective Time were directors, officers or employees of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Governing Documents or other agreements of the Company or in comparable organizational documents or other agreements of any of its Subsidiaries as now in effect and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)                                 Each of Parent, the Surviving Corporation and the applicable Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)                                  As of the Acceptance Date, the Company shall have obtained, and for a six-year period thereafter, the Surviving Corporation shall maintain in effect, a so-called “tail” policy for such six-year period covering acts or omissions occurring at or prior to the Effective Time, including all acts or omissions relating to this Agreement and the transactions contemplated herein, with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof (the “Minimum Insurance); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.02(c) more than $5,000,000.

(d)                                 The provisions of this Section 6.02 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives.

(e)                                  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.02.

(f)                                    The obligations of Parent and the Surviving Corporation under this Section 6.02 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.02 applies without the written consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.02 applies shall be third party beneficiaries of this Section 6.02).

(g)                                 Parent, from and after the Acceptance Date, shall unconditionally guarantee the timely payment of all funds owed by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 6.02. Parent agrees that its payment obligations hereunder are unconditional, irrespective of the validity or enforceability of this Agreement against the Surviving Corporation or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the defenses of statute of limitations, which are not waived). Parent hereby acknowledges that its obligations under this Section 6.02 constitute a guaranty of payment and not merely of collectability and Parent hereby waives (i) promptness, diligence, presentment, demand of payment, protest and order in connection with this guarantee and (ii) any requirement that any party enforcing the guarantee exhaust any right to take any action against the Surviving Corporation or any other Person prior to or contemporaneously with proceeding to exercise any right against Parent hereunder.

SECTION 6.03                    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All transfer, documentary, sales, use, real property transfer, stock transfer, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transaction contemplated by this Agreement shall be borne equally by the Company and Parent.

SECTION 6.04                    Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore reasonably agreed to by the parties.

SECTION 6.05                    Notification of Certain Matters. From the date hereof to the Acceptance Date, the Company shall give prompt notice to Parent, and each of Parent and Merger Sub shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Offer, the Merger or the transactions contemplated thereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated thereby if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the transactions contemplated thereby, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, the Merger or the other transactions contemplated thereby, (iii) to the knowledge of the Company, the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement and required to be made by the notifying party to be untrue or inaccurate such that the condition in paragraph (b)(ii) of Annex I would not be satisfied or the Company would have a termination right under Section 8.01(d)(ii), as the case may be and (iv) any failure to comply with or satisfy a covenant, condition or agreement to be complied with or satisfied by it hereunder, such that the condition in paragraph (b)(ii) of Annex I would not be satisfied or the Company would have a termination right under Section 8.01(d)(ii), as the case may be.

SECTION 6.06                    Access to Information.

(a)                                  From the date hereof until the Acceptance Date, the Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors and employees, counsel, advisors, accountants, financial advisors, lenders and representatives to, provide Parent and Merger Sub and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources, affiliates and representatives reasonable access during normal business hours and upon reasonable notice, to the officers, directors, employees, accountants, properties, offices and other facilities and to the books and records of the Company and its Subsidiaries, as will permit Parent and Merger Sub to make inspections of such as either of them may reasonably require. The parties acknowledge that all legal, accounting and business due diligence has been completed prior to the date hereof.

(b)                                 Prior to the Acceptance Date, except in the ordinary course of Parent’s business, each of Parent and Merger Sub shall not, and shall cause the representatives of Parent and Parent’s Affiliates to not, contact or otherwise communicate with the employees (other than executive officers), customers and suppliers of the Company and its Subsidiaries regarding the business of the Company without the prior written approval of the general counsel of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.07                    Employee Benefits Matters.

(a)                                  From and after the Effective Time, each of the Surviving Corporation and its Subsidiaries shall honor all of its respective compensation and benefits plans, programs, agreements and arrangements of the Company and its Subsidiaries in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation or its Subsidiaries from amending or terminating any such plans, programs, agreements and arrangements in accordance with their terms. The Surviving Corporation shall, for the period immediately following the Effective Time through and including the first anniversary of the Effective Time, provide each employee of the Company and the Subsidiaries as of the Effective Time (each, an “Employee”), other than any Employee whose employment is subject to a collective bargaining or other labor agreement, with compensation and employee benefits, excluding equity, equity-based and similar compensation, that are comparable in the aggregate to those provided by the Company and its Subsidiaries (other than with respect to change of control payments or other payments resulting from the Offer or the Merger) to such Employees immediately prior to the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any Employee or prohibit or restrict the right of the Surviving Corporation to (i) make changes to salaries, employee benefits and incentive compensation pursuant to negotiations in connection with a collective bargaining agreement or (ii) amend and/or eliminate any benefit program, subject to compliance with the first sentence of this Section 6.07(a).

(b)                                 The Employees shall receive credit for service with the Company and the Subsidiaries for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any compensation or employee benefit plan, program or arrangement established or maintained by Parent (to the extent an Employee is brought under any such plan), the Surviving Corporation or any of their respective Affiliates under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company’s Subsidiaries under comparable benefit plans immediately prior to the Effective Time (or, if no comparable benefit plans exist, the Employee shall receive service credit to the same extent credited under either the Company’s Salary Deferral Savings Plan or Savings Plan for Hourly Paid Employees, as applicable); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)                                  To the extent that, after the Effective Time, the Surviving Corporation changes the welfare benefit plans, programs and arrangements in which Employees participate, Parent shall (i) waive, or use its reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee to the same extent waived under a comparable benefit plan and (ii) with respect to the plan year in which the change was made, provide a credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the benefit plans during the relevant plan year, up to and including the Effective Time.

(d)                                 During the period from the date hereof to the Acceptance Date, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, make any payment or contribution to the Company’s Supplemental Retirement Trust in an aggregate amount in excess of the amount set forth in Section 6.07(d) of the Company Disclosure Schedule.

(e)                                  The parties agree that the provisions of this Section 6.07 may be modified without the consent of any Employee (it being understood and agreed that the Employees to whom this Section 6.07 applies shall not be third party beneficiaries of this Section 6.07).

SECTION 6.08                    NYSE Listing. Parent and Merger Sub shall use their reasonable best efforts, following the Acceptance Date and until the Effective Time to keep the Company Common Stock quoted for trading on the NYSE, as long as the Company is required to be registered under the Exchange Act and satisfies the NYSE listing standards (other than standards entirely within the Company’s control).

SECTION 6.09                    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 6.10                    Confidentiality Agreement. Upon the acceptance for payment of Company Common Stock pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

SECTION 6.11                    Adjourn Annual Meeting; Terminate Self-Tender; Consent Solicitation; Rights Agreement.

(a)                                  The Board of Directors of the Company has adopted a resolution to adjourn, and the Company shall use all reasonable efforts to adjourn, the annual meeting of holders of Company Common Stock scheduled for June 2, 2006 to June 30, 2006, prior to conducting any business at such meeting and to subsequently adjourn such meeting in no more than 29-day increments (prior to conducting any business) if the Effective Time shall not have occurred prior to the date of such adjourned meeting.

(b)                                 No later than two Business Days after the date hereof the Company shall terminate its outstanding offer to purchase shares of the Company Common Stock by filing an amendment to its Tender Offer Statement on Schedule TO in connection therewith, issuing a press release with respect to such termination and providing notice to the depositary of such termination.

(c)                                  Parent shall not solicit written consents from any holder of Company Common Stock prior to the earlier of the Acceptance Date and August 31, 2006.

(d)                                 As promptly as practicable after the date hereof but in no event later than midnight, New York City time, on June 2, 2006, the Company shall cause the amendment of the Company Rights Agreement referred to in Section 3.04(c) hereof to be duly executed by the Rights Agent and take all other action necessary to render such amendment irrevocable.

ARTICLE VII

Conditions Precedent

SECTION 7.01                    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)                                  Stockholder Approval. If required by applicable Law, the Stockholder Approval shall have been obtained.

(b)                                 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by or shall be pending before any court of competent jurisdiction and no other statute, Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or restraining the consummation of the Merger.

(c)                                  Purchase of Company Common Stock in Offer. Merger Sub shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Merger Sub to effect the Merger if Merger Sub fails to accept for payment or pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

SECTION 7.02                    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01                    Termination. This Agreement may be terminated by written notice by the terminating party to the other party at any time prior to the Effective Time:

(a)                                  by mutual written consent of Parent and Merger Sub on the one hand and the Company on the other hand;

(b)                                 by either Parent or the Company:

(i)                                     if the shares of Company Common Stock tendered in the Offer shall not have been purchased on or before July 31, 2006; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii)                                  if any Restraint having the effect set forth in Section 7.01(b) hereof shall be in effect and shall have become final and nonappealable;

(c)                                  by Parent if at any time prior to the purchase of the shares of Company Common Stock pursuant to the Offer:

(i)                                     the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (b)(ii) or (iii) of Annex I and (B) is not cured by the Company within 10 Business Days following receipt of written notice of such breach or failure to perform from Parent;

(ii)                                  there shall have been a breach in any material respect of the representation and warranty set forth in Section 3.08(b)(i) hereof;

(iii)                               the Company shall have breached any of its obligations under Section 6.11(a) or (b) hereof; or

(iv)                              any Third Party shall have become the beneficial owner of more than 15% of the outstanding Company Common Stock and the Company shall have terminated the Company Rights Agreement in connection therewith or taken any action to amend or modify the Company Rights Agreement to exempt such Third Party from the Company Rights Agreement or render it inapplicable to such Third Party;

(d)                                 by the Company if at any time prior to the purchase of the shares of Company Common Stock pursuant to the Offer:

(i)                                   its Board of Directors determines in good faith, after considering the advice from outside legal Counsel to the Company, that it is required by its fiduciary duties under applicable Law in order to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided that any termination of this Agreement pursuant to this Section 8.01(d)(i) shall not be effective until the Company has entered into a binding agreement with respect to such Superior Proposal; or

(ii)                                if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would have a material adverse effect on Parent’s or Merger Sub’s ability to purchase the Company Common Stock tendered pursuant to the Offer and (B) is not cured by Parent within 10 Business Days following receipt of written notice of such breach or failure to perform from the Company.

SECTION 8.02                    Intentionally Omitted.

SECTION 8.03                    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 6.03 (and any other provision herein related to the payment of expenses), Section 8.01, Section 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. Nothing contained in this Section 8.03 shall relieve any party from liability for any breach of this Agreement or alter the provisions of the Confidentiality Agreement.

SECTION 8.04                    Amendment. At any time prior to the Effective Time, this Agreement may be amended by the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the Company’s stockholders or the approval of the stockholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.05                    Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements of any other party or conditions to its obligations contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

SECTION 9.01                    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02                    Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), facsimiled (notice deemed given upon confirmation of receipt) or sent by overnight courier (notice deemed given upon proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

BASF Aktiengesellschaft
67056 Ludwigshafen
Germany
Facsimile No:  +49-621-604-41789
Attention:  Dr. Jörg Buchmüller

if to Merger Sub, to:

BASF Corporation
100 Campus Drive
Florham Park, NJ  07932
Facsimile No:  973-245-6711
Attention:  David M. Stryker, Esq.

in either case, with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York  10022
Facsimile No:  212-848-7179
Attention:   Peter D. Lyons, Esq.
                   Alberto Luzarraga, Esq.

if to the Company, to:

Engelhard Corporation
101 Wood Avenue
Iselin, New Jersey 08830
Facsimile No.:  732-548-7835
Attention:  Arthur A. Dornbusch II, Esq.

with copies to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY  10005
Facsimile No.:  212-269-5420
Attention:  Kenneth W. Orce, Esq.

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, NY  10019
Facsimile No.:  212-403-2000
Attention:  Richard D. Katcher, Esq.

SECTION 9.03                    Definitions. For purposes of this Agreement:

(a)                                  “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b)                                 “Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

(c)                                  “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects, is or is reasonably likely to (i) have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby or the performance of the Company’s obligations under this Agreement, other than any effect resulting from (A) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates, but only if such change or impact does not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (B) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions or any change in GAAP) in or otherwise generally affecting the industries in which the Company and its Subsidiaries conduct business but only if such change or impact does not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (C) the impact of the announcement of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement on any relationships, contractual or otherwise, between the Company and its landlords, suppliers, vendors, customers, OEMs or employees or others having business relationships with the Company or its Subsidiaries, (D) any act of terrorism or war (whether or not threatened, pending or declared), but only if such act of terrorism or war does not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (E) any action taken by the Company as required by this Agreement or (F) any action taken by the Company with Parent’s consent.

(d)                                 “Company Proposal” means any bona fide written proposal (i) for a merger, consolidation, dissolution, recapitalization or other business combination of the Company, (ii) for the issuance of any equity securities of the Company or any of its Subsidiaries representing at least 15% of the equity securities of the Company or (iii) to acquire in any manner, directly or indirectly, (A) at least 15% of the equity securities of the Company or (B) at least 15% of the assets of the Company and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement and the agreements to be executed in connection herewith.

(e)                                  “Company Rights Agreement” means that certain rights agreement, dated as of October 1, 1998, between the Company and Chase Mellon Shareholder Services LLC.

(f)                                    “Employee Benefit Plans” means any material compensation or benefit plan, fund, program, agreement or arrangement, including each incentive compensation or equity compensation plan; each material “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each deferred compensation or “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA) and each other material welfare, deferred compensation or pension plan, fund or program; each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company, any of its Subsidiaries or an ERISA Affiliate is party, for the benefit of any employee or director of the Company and its Subsidiaries, including any such employee or director located outside the United States.

(g)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(h)                                 “ERISA Affiliate” means any trade or business, whether or not incorporated which sponsors, maintains or contributes to or is required to contribute to any Employee Benefit Plan.

(i)                                     “Fully Diluted Basis” means, as of any applicable date, without duplication, the number of shares of Company Common Stock outstanding together with the shares of Company Common Stock which the Company may be required to issue pursuant to obligations outstanding under the Company’s stock option plans, deferred compensation plans, employee stock ownership plans or other similar benefit plans, the conversion or exchange of all outstanding securities convertible or exchangeable into, shares of Company Common Stock, or otherwise, in each case, whether or not vested, exercisable, exercised or converted or subject to restrictions at the time of determination.

(j)                                     “Laws” means any statutes, laws, ordinances, rules, codes, regulations, judgments, orders and decrees of any Governmental Authority.

(k)                                  “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(l)                                     a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(m)                               “Superior Proposal” means any unsolicited bona fide, written Company Proposal for at least a majority of the outstanding Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or a merger or other business combination involving the Company, in each case which is reasonably likely to be consummated on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, and which the Board of Directors determines in good faith, after consultation with outside legal counsel and taking into account the material terms and conditions of such proposal, is more favorable to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder.

(n)                                 “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), all estimated taxes, penalties and interest.

(o)                                 “Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

(p)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acceptance Date	1.01(b)
Affiliate	9.03(a)
Aggregate Merger Consideration	2.01(c)
Agreement	Preamble
Business Day	9.03(b)
Certificate of Merger	1.06
Certificates	2.02(a)
Closing	1.05
Closing Date	1.05
Company	Preamble
Company Articles	1.03(b)
Company Board Recommendation	3.04(a)
Company Bylaws	1.03(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Documents	3.06(a)
Company Governing Documents	1.03(b)
Company Material Adverse Effect	9.03(c)
Company Option	3.03
Company Preferred Stock	3.03
Company Proposal	9.03(d)
Company Rights Agreement	9.03(e)
Confidentiality Agreement	9.06
Continuing Directors	1.03(b)
Dissent Shares	2.01(d)
Dissenters’ Rights Statute	2.01(d)
DGCL	1.02(a)
Effective Time	1.06
Employee	6.07(a)
Employee Benefit Plans	9.03(f)
ERISA	9.03(g)
ERISA Affiliate	9.03(h)
Exchange Act	1.01(a)
Exchange Agent	2.02(a)
Expiration Date	1.01(b)
Fully Diluted Basis	9.03(i)
GAAP	3.06(b)
Governmental Authority	3.05
Hazardous Substances	9.03(h)
Indemnitees	6.02(a)
Information Statement	5.02(a)
Laws	9.03(j)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Designees	1.03(a)
Minimum Condition	1.01(a)
Minimum Insurance	6.02(c)
NYSE	3.06(a)
Offer	Recitals
Offer Documents	1.01(a)
Offer Price	Recitals
Parent	Preamble
Per Share Merger Consideration	2.01(c)
Permit	3.09
Person	9.03(k)
Restraints	7.01(b)
Schedule 14D–9	1.02(a)
SEC	1.01(a)
Significant Subsidiary	3.02
Stockholder Approval	3.04(a)
Subsidiary	9.03(l)
Superior Proposal	9.03(m)
Surviving Corporation	1.04
Taxes	9.03(n)
Tender Offer Conditions	1.01(a)
Third Party	9.03(o)
Uncertificated Shares	2.02(a)

SECTION 9.04                    Interpretation.

(a)                                  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)                                 Any information disclosed in any section of the Company Disclosure Schedule shall be considered disclosed in each and every other Company Disclosure Schedule in which the information is required to be included to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of the disclosure would be reasonably apparent to a reader of such disclosure. Any disclosure in any Company Disclosure Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be “material” or shall have a Company Material Adverse Effect, shall not be construed against the Company as an assertion by the Company that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material or shall have a Company Material Adverse Effect.

SECTION 9.05                    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.06                    Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the disclosure schedules hereto, and the confidentiality agreement, dated as of March 15, 2006, among Parent, BASF Corporation and the Company (the “Confidentiality Agreement”), (a) constitute the entire agreement and supersede all prior agreements, arrangements, undertakings and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Offer and the Merger and (b) except for the provisions of Section 1.03 and Section 6.02 are not intended to confer upon any Person other than the parties any rights or remedies.

SECTION 9.07                    Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without reference to conflict of laws principles.

SECTION 9.08                    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Merger Sub may assign this Agreement or all or any of their rights, interests or obligations hereunder (including, without limitation, the right to purchase Company Common Stock pursuant to the Offer) to any Affiliate of Parent without the prior written consent of the Company; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.09                    Specific Enforcement; Consent to Jurisdiction; Service of Process. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of parties hereto (a) consents to the sole and exclusive jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware. Each of Merger Sub and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 9.02 hereof (or such other address given pursuant to Section 9.02) shall be effective service of process for any action, suit or proceeding brought against it in any Federal court located in the State of Delaware or of any state court located in the State of Delaware. Parent further agrees that service of any process, summons, notice or document in accordance with the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters shall be effective service of process for any action, suit or proceeding brought against it in any Federal court located in the State of Delaware or of any state court located in the State of Delaware.

SECTION 9.10                    Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, the parties hereby waive, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this Agreement, whether existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this Section 9.10 with any court as written evidence of the knowing voluntary and bargained–for agreement among the parties irrevocably to waive its right to trial by jury in any proceeding whatsoever between them relating to this Agreement and its consent that any such proceeding will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

SECTION 9.11                    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BASF AKTIENGESELLSCHAFT

By:	/s/ Joerg Buchmueller
Name: Joerg Buchmueller
Title: Attorney-in-fact

IRON ACQUISITION CORPORATION

By:	/s/ Hans-Ulrich Engel
Name: Hans-Ulrich Engel
Title: President

ENGELHARD CORPORATION

By:	/s/ Michael Sperduto
Name: Michael Sperduto
Title: Vice President and Chief Financial Officer

Annex I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (this “Agreement”) of which this Annex I is a part.

Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) Merger Sub’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of this Agreement), Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Company Common Stock, and may terminate or amend the Offer as to any shares of Company Common Stock not then paid for, if:

(a)                                  the Minimum Condition shall not have been satisfied immediately prior to the expiration date of the Offer (as it may be extended in accordance with the terms of this Agreement); or

(b)                                 on or after the date of the Agreement and prior to the expiration date of the Offer (as it may be extended in accordance with the terms of this Agreement), any of the following conditions shall have occurred:

(i)                                     any Restraints shall be in effect and not removed making illegal, restraining or prohibiting the making of the Offer, the acceptance for payment of any Company Common Stock by Parent, Merger Sub or any other Affiliate of Parent, or the consummation of any other transaction contemplated by this Agreement;

(ii)                                  the representations and warranties of the Company set forth in the Agreement shall not be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualification contained therein except with respect to Section 3.07(a)) as of the Expiration Date of the Offer (except to the extent that any such representation or warranty refers specifically to a particular date, in which case such representation or warranty shall be true and correct as of such date) except where the failure to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a Company Material Adverse Effect;

(iii)                               the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Agreement, except where the failure to perform or comply, individually or in the aggregate, does not have a Company Material Adverse Effect or would not reasonably be likely to have a material adverse effect on Merger Sub’s ability to purchase the shares of Company Common Stock pursuant to the Offer;

(iv)                              it shall have been publicly disclosed, or Parent or Merger Sub shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then-outstanding Company Common Stock has been acquired by any Third Party and the Company shall have terminated the Company Rights Agreement in connection therewith or taken any action to amend or modify the Company Rights Agreement to exempt such Third Party from the Company Rights Agreement or render it inapplicable to such Third Party;

(v)                                 there shall have occurred (A) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany or (B) any limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions that materially and adversely affects the ability of Merger Sub to consummate the Offer;

(vi)                              this Agreement shall have been terminated in accordance with its terms; or

(vii)                           Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of Company Common Stock thereunder.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to any such condition and may be waived by Parent or Merger Sub (except for the Minimum Condition), in whole or in part, at any time and from time to time prior to the expiration of the Offer, in their respective sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

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